UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2009

SINOBIOMED INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	333-128399 (Commission File Number)	20-1945139 (IRS Employer Identification No.)

Room 4304, 43/F China Resources Building 26 Harbour Road, Wan Chai Hong Kong (Address of principal executive offices)	HKSAR (Zip Code)

Registrant's telephone number, including area code 011-852-2511-0238

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 8.01  OTHER INFORMATION

Sinobiomed Inc. (“Sinobiomed”) has entered a letter of intent with an undisclosed target company (the “Target”) based in China that manufactures and distributes healthcare consumables to the acute care (hospital and physician) health care market, whereby Sinobiomed intends to acquire the Target.  The Target currently distributes in China, the USA, and Europe and plans to significantly increase its brand penetration in the US and Europe.  The Target believes it is uniquely positioned with the combination of quality manufacturing experience in China, US based corporate governance and a seasoned US based executive management team.

A summary of terms of the proposed transaction are as follows:

Purchase Price:  Sinobiomed agrees to issue the Target’s shareholders in aggregate that amount of shares of common stock of Sinobiomed equivalent to 50% of the post-closing issued and outstanding shares of common stock of Sinobiomed on a fully diluted basis.

Funding Requirement:  Prior to closing, there is a requirement for Sinobiomed to raise US$5 million in external funding to execute the Target’s expansion plans.

Engagement of Investment Bank:  Upon closing of the transaction, Sinobiomed will engage an institutional investment bank to sponsor Sinobiomed’s move to the OTCQX market or another trading forum acceptable to the board of directors of Sinobiomed Inc.

Share Restrictions:  The shares of common stock of Sinobiomed to be issued upon the closing of the transaction will be restricted shares as that term is defined under Rule 144 promulgated under the United States Securities Act of 1933, as amended.

Formal Agreement:  Additional terms, conditions and provisions governing the proposed transaction will be contained in a formal agreement which will be prepared and executed in form and substance satisfactory to the Target and Sinobiomed.

Sinobiomed intends to complete the acquisition of the Target by August 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2009

SINOBIOMED INC.

By:	/s/ Chris Metcalf
Name:	Chris Metcalf
Title:	Director